As filed with the Securities Exchange Commission on October 4, 2017
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FREEDOM HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	30-0233726
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Office 1704, 4B Building
“Nurly Tau” BC
17 Al Farabi Ave
Almaty, Kazakhstan	050059
(Address of principal executive offices)	(Zip code)

Freedom Holding Corp. 2018 Equity Incentive Plan
(Full title of the plans)

Evgeniy Ler
Chief Financial Officer
“Nurly Tau” BC
17 Al Farabi Ave
Almaty, Kazakhstan
(801) 355-2227
(Name, address and telephone number, including area code of agent for service)

Copies to:
Ronald L. Poulton
Poulton & Yordan
324 South 400 West, Suite 250
Salt Lake City, Utah 84101
(801) 355-1341

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]                                   Accelerated filer [ ]
Non-accelerated filer [ ]                                     Smaller reporting company [X]
(Do not check if a smaller reporting company) Emerging growth company [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	5,000,000	$1.94	$9,700,000	$1,207.65

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may be offered or issued under the Freedom Holding Corp. 2018 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without receipt of consideration.
(2)
Estimated solely for purposes of calculating the registration fee. The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act. The fee for the Common Stock was calculated on the basis of the last sale price of the Common Stock over-the-counter as reported by the OTC Pink Market on October 3, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register: (i) 5,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) issuable pursuant to the Registrant’s 2018 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from the Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a Section 10(a) prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Freedom Holding Corp. (formerly known as BMB Munai, Inc.), is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(i)
Our Annual Report on Form 10-K for the fiscal years ended March 31, 2017 and 2016, filed with the Commission on June 30, 2017;

(ii)
Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed with the Commission on August 14, 2017;

(iii)
Our Current Reports on Form 8-K filed with the Commission on September 5, 2017, and September 12, 2017;

(iv)
Our Definitive Information Statement on Schedule 14C filed with the Commission on August 11, 2017; and

(v)
The description of our capital stock contained in the our Registration Statement on Form S-3 filed with the Commission on October 25, 2007, including any amendment or report filed by the Company for the purpose of updating or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation, as filed with the Nevada Secretary of State on November 30, 2004, indicate that we shall indemnify (a) our directors to the fullest extent permitted by the laws of the State of Nevada, including the advancement of expenses underthe procedures provided by such laws, (b) all of our officers to the same extent as we shall indemnify our directors, and (c) our officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. The indemnification provisions of our Articles of Incorporation have been unchanged by subsequent amendments.

Section 78.7502 of the Nevada Revised Statutes (the “NRS”) provides for discretionary and mandatory indemnification of officers, directors, employees and agents. Following is the text of Section 78.7502:

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the NRS describes the authorization required for discretionary indemnification and the limitations on indemnification and the advancement of expenses. Following is the text of Section 78.751:

1.  Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and agents, to the fullest extent permitted by Nevada Law. Under our bylaws, we are also empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors, or otherwise.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors, or controlling persons of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Almaty, Republic of Kazakhstan, on October 4, 2017.

FREEDON HOLDING CORP.

By:	/s/ Timur Turlov
Timur Turlov
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints each of Timur Turlov and Evgeniy Ler, jointly and severally, his attorneys-in-fact, each with full power of substitution for such person in any and all capacities, to sign this Registration Statement, and any amendments thereto, (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signatures	Capacity in which Signed	Date

/s/ Timur Turlov	Chairman and Chief Executive Officer	October 4, 2017
Timur Turlov	(principal executive officer)

/s/ Evgeniy Ler	Chief Financial Officer	October 4, 2017
Evgeniy Ler	(principal financial and accounting officer)

/s/ Jason Kerr	Director	October 4, 2017
Jason Kerr
/s/ Arkady Rahkilkin	Director	October 4, 2017
Arkady Rahkilkin

/s/ Leonard Stillman	Director	October 4, 2017
Leonard Stillman
/s/ Askar Tashtitov	Director	October 4, 2017
Askar Tashtitov

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference			Filed or Furnished Herewith
	Exhibit Description	Form	Exhibit	Filing Date

4.01	Articles of Incorporation	8-K	3.01	01/18/05
4.02	Amendment to Articles of Incorporation	8-K	3.01	06/26/06
4.03	Amendment to Articles of Incorporation	8-K	3.01	09/05/17
4.04	By-Laws of BMB Munai, Inc. (as amended through July 8, 2010)	8-K	3.1	07/13/10
4.05	Specimen Common Stock certificate
5.01	Opinion of Poulton & Yordan				X
23.01	Consent of WSRP, LLC				X
23.02	Consent of Poulton & Yordan (included in Exhibit 5.1)				X
24.01	Power of Attorney (included on the signature page hereto)				X
99.01	Freedom Holding Corp. 2018 Equity Incentive Plan				X
99.02	Form of Restricted Stock Grant Award Agreement				X
99.03	Form of Nonqualified Stock Option Agreement				X